CTS Corporation
Form 10-Q
Third Quarter 2007

EXHIBIT (10)(b)

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is entered into this 12th day of September, 2007, by and between CTS Corporation, an Indiana corporation (the “Company”), and Donald K. Schwanz (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain Employment Agreement as of October 1, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code, as amended.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement is amended as follows, effective as of the date first written above:

AMENDMENT

1.  Section 4(d) of the Employment Agreement is amended in its entirety to read as follows:

(d)
Expense Reimbursement.  The Company shall reimburse Executive for all reasonable business-related expenses incurred by Executive during the Employment Period and, to the extent provided under paragraph 6 and paragraph 10(b), during the Consulting Period and during Executive’s lifetime, respectively, in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.  Any such reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which Executive incurs the expense.  In no event may the amount of expenses reimbursed by the Company in one calendar year affect the amount of expenses eligible for reimbursement in any other calendar year.

2.  Section 7(c)(vi) of the Employment Agreement is amended by adding the following provision thereto:

Such present values will be determined as of January 1, 2008. The lump sum payment (difference between A and B) shall be increased with interest, at the interest rate specified in the SERP, for the period between January 1, 2008, and the date of payment.

3.  Section 7(d)(i) of the Employment Agreement is amended in its entirety to read as follows:

(i)
Executive or his estate or beneficiaries shall be entitled to a lump sum payment in an amount equal to the amount of Base Salary Executive would have earned from the Termination Date until December 31, 2007, payable within 90 days of the date of Executive’s death or determination of Disability, as the case may be; and

4.  Section 7(e) of the Employment Agreement is amended in its entirety to read as follows:

(e)	Notwithstanding the provisions of paragraph 7:

(i)
If the Company determines in good faith that (A) any payment to Executive or his estate or beneficiaries under this paragraph 7 does not qualify for the “short-term deferral exception” or otherwise would constitute a “deferral of compensation” under Section 409A of the Code, (B) Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code) and (C) delay of such payment is required by Section 409A of the Code and is not already provided for in this paragraph 7, Executive (or Executive’s estate or beneficiary) will receive payment of such amounts upon the earlier of (X) the first day of the seventh month following Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) or (Y) Executive’s death.

(ii)
It is expressly understood that the Company’s payment obligations under paragraph 7 shall terminate and Executive’s right to such payments shall be forfeited in the event Executive breaches any of his agreements in paragraph 8 hereof.

(iii)
Notwithstanding the foregoing, if the Release Agreement has not been executed and all periods for revocation expired within the applicable “short term deferral period” prescribed by Section 409A of the Code, Executive will forfeit the payments prescribed by paragraphs 7(c)(ii), 7(c)(iii) and 7(c)(v), above.

5.  Section 23 of the Employment Agreement is amended in its entirety to read as follows:

23.
Section 409A of the Code.  To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code.  This Agreement shall be construed in a manner to give effect to such intention.  Reference to Section 409A of the Code includes any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

6.  Exhibit B to the Employment Agreement (the “Release Agreement”) is amended and restated in its entirety as attached hereto.

7.  Except as provided herein, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

CTS CORPORATION

By:	/s/ James L. Cummins
James L. Cummins
Senior Vice President Administration

By:	/s/ Donald K. Schwanz
Donald K. Schwanz
Executive